EXHIBIT 5.1

[WINSTEAD SECHREST & MINICK P.C. LETTERHEAD]

January 27, 2005

Zonagen, Inc.
2408 Timberloch Drive, Suite B-1
The Woodlands, Texas, 77380

Gentlemen:

     We have acted as counsel for Zonagen, Inc. (the “Company”) in connection with the filing under the Securities Act of 1933 (the “Act”) of the Company’s registration statement on Form S-1 (the “462 Registration Statement”) filed pursuant to Rule 462(b) under the Act covering up to 460,000 shares of the common stock of the Company (the “462 Shares”), which the Company proposes to sell in a public offering. We have examined the Company’s Registration Statement on Form S-1 (File No. 333-119861) (the “Initial Registration Statement”), as amended through the date hereof, relating to the registration of up to 4,600,000 shares of the Company’s common stock (the “Original Shares” and together with the 462 Shares, the “Shares”). The Initial Registration Statement is incorporated by reference into the 462 Registration Statement.

     As the basis for the opinion hereinafter expressed, we have examined and relied upon such records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of the opinion expressed herein. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

     Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued in the manner described in the Initial Registration Statement and the 462 Registration Statement, will be validly issued, fully paid and nonassessable.

     We express no opinion as to the law of any jurisdiction other than the Delaware General Corporation Law. The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter.

     We hereby consent (i) to the filing of this opinion as an exhibit to the 462 Registration Statement and (ii) to all references to us in the 462 Registration Statement, the Initial Registration Statement incorporated by reference therein and any amendments thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Winstead Sechrest & Minick P.C.